Exhibit 15.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 30, 2023, with respect to the combined and consolidated financial statements of Oaktree Asset Management Operating Group included in the Annual Report (Form 20-F) of Brookfield Asset Management Ltd. for the year ended December 31, 2022.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-268783) of Brookfield Asset Management Ltd. of our report dated March 30, 2023, with respect to the combined and consolidated financial statements of Oaktree Asset Management Operating Group included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
March 30, 2023